Exhibit 4.19
LOAN CONTRACT
(General M&E Products and High-Tech Products)
(Export Seller’s Credit)
(2010) Jin Chu Yin (Jing Xin He) Zi No. Ji 006

TABLE OF CONTENTS

Chapter 1	Amount, Purpose and Term of the Loan	2

Chapter 2	Interest Rate and Interest Calculation and Collection	2

Chapter 3	Drawdown, Release and Disbursement of the Loan	3

Chapter 4	Representations, Warranties and Covenants of the Borrower	5

Chapter 5	Participation of Agent	8

Chapter 6	Repayment of the Loan	9

Chapter 7	Events of Default and Handling	10

Chapter 8	Amendment to Contract	12

Chapter 9	Set-off, Transfer and Waiver	12

Chapter 10	Governing Law and Dispute Resolution	12

Chapter 11	Miscellaneous	13

Exhibit I	Form of Drawdown Notice

This Loan Contract (Export Seller’s Credit for General M&E Products and High-Tech Products) (Contract No.: (2010) Jin Chu Yin (Jing Xin He) Zi No. Ji 006) (this “Contract”) is executed on August 12, 2010 by and between:
Borrower: Baoding Tianwei Yingli New Energy Resources Co., Ltd. (the “Borrower”)

Legal Representative: Address:	Qiang Ding 3055 Fuxingzhong Road, High-tech Industrial Development Zone, Baoding
Post Code: Telephone:	071051 0312-8929795
Bank:	Tianwei West Road Sub-branch, China Construction Bank Corporation
Account Number:	13001665608050500212

Lender: The Export-Import Bank of China (the “Lender”)
Legal Representative:	Ruogu Li
Address:	30 Fuxingmennei Street, Xicheng District, Beijing
Post Code:	100031
Telephone:	010-64099624
Facsimile:	010-64099542
WHEREAS:
     The Borrower has submitted an application to the Lender for an export seller’s credit facility with respect to the export of certain high-tech products (the “Products”). After examination, the Lender agrees to make such loan upon the terms and conditions hereof.
     The Lender hereby authorizes Beijing Branch of the Export-Import Bank of China to be responsible for the disbursement and recovery of, and all matters relating to the management of, the Loan hereunder. All acts made by Beijing Branch of the Export-Import Bank of China for the purpose of the disbursement, recovery, supervision and management of the Loan hereunder shall be deemed as the acts of the Lender.
     In order to define the rights and obligations of the Lender and the Borrower, pursuant to the Contract Law of the People’s Republic of China and the relevant laws and regulations, the parties hereby agree to enter into this Contract through consultation.
     In this Contract, with respect to any clause marked with “☐”, please tick “✓” (if selected) or “×” (if not selected).

Chapter 1 Amount, Purpose and Term of the Loan
          Article 1 Subject to the terms and conditions of this Agreement, the Lender agrees to grant to the Borrower an export seller’s credit facility in an aggregate amount not exceeding ¥1,000,000,000.00 Million (in word: Renminbi One BillionYuan) (the “Loan”).
          Article 2 In accordance with the relevant financial policies of the People’s Bank of China and the provisions of the Administrative Rules of The Export-Import Bank of China on the Export Seller’s Credit for High-Tech Products, the Loan hereunder shall be used exclusively for the financing of the export of the Products by the Borrower. Without the prior written consent of the Lender, the Borrower shall not change the purpose of the Loan hereunder.
          Article 3 The term of the Loan hereunder shall be twenty four (24) months, commencing from the first drawdown date and ending on the final repayment date of the Loan (the “Term”).
Chapter 2 Interest Rate and Interest Calculation and Collection
          Article 4 The interest rate applied to the Loan in Renminbi under this Contract is determined in accordance with the interest rate for export seller’s credit facility specified by the People’s Bank of China, and shall be determined on a quarterly basis. The interest rate per annum for the first quarter hereunder shall be the interest rate for the export seller’s credit of equivalent class as at the first drawdown date. The interest rate per annum determined for each quarter thereafter upon expiration shall be on the interest rate for the loan of equivalent class specified by the People’s Bank of China.
          Article 5 Interest shall accrue under this Contract from the actual drawdown date of the Borrower, and shall be calculated based on the actual drawdown amount and actual number of days elapsed and a year of 360 days.
          Article 6 If any Renminbi Loan under this Contract is unpaid when due and payable, a default interest at the rate of fifty percent (50%) higher than the loan interest rate set forth in Article 4 hereof shall be collected by the Lender from the overdue date thereof, until the date on which the Borrower has repaid the overdue Loan in full.
          Article 7 If any Renminbi Loan under this Contract is misappropriated, a default interest at the rate of one hundred percent (100%) higher than the loan interest rate set forth in Article 4 hereof shall be collected by the Lender from the misappropriation date thereof, until the date on which the act of misappropriation of the Loan by the Borrower has been rectified in full.
          Article 8 The Borrower shall open a Renminbi settlement account and/or current account foreign exchange account and/or foreign exchange loan special account and foreign exchange loan repayment special account (“Designated Account”) with the Lender. The transfer of the funds under the Loan and the repayment of the principal and interest shall be conducted through such account.
          The interest on the Loan shall be calculated and collected by the Lender in Renminbi on a quarterly basis. The Borrower shall pay the interest to the Designated Account by the 21st of the last month of each quarter. In the event that the Borrower fails to pay any interest when due, a compound interest shall be calculated and collected by the Lender on such unpaid interest during the Term at the rate set forth in Article 4 hereof on a quarterly basis; provided, however, that if the Borrower fails to pay any interest on the overdue or misappropriated Loan, a compound interest shall be calculated and collected at the default interest rate for the overdue or misappropriated loan.
Chapter 3 Drawdown, Release and Disbursement of the Loan
          Article 9 The Borrower shall utilize the Loan by submitting a drawdown notice in the form of Exhibit I hereto, the borrowing certificate and the relevant documents and materials required by the Lender in advance. Upon examination and approval by the Lender, it may make the Loan to the Borrower.
          The duplicate copies of the foregoing documents should be certified by the authorized signatory of the Borrower as true, complete and valid by way of signature and affixed with the chop consistent with the specimen chop of the Borrower.
          Article 10 The Borrower shall further satisfy the following conditions in order to utilize the Loan:
          1. The Borrower has opened the relevant accounts as required by the Lender;
          2. The Guarantee Contract set forth in Chapter 7 has become effective, the relevant registration or delivery procedures have been performed, and the guarantee has become valid.
          Special provisions:

(None)

          Article 11 The drawdown period for the first drawdown by the Borrower of the Loan hereunder shall be three (3) months (commencing from the effective date hereof). If there is no drawdown within the period set forth above, the Lender shall have the right to cancel the Loan in its entirety hereunder until this Contract is terminated.
          Article 12 Subject to the satisfaction of terms and conditions of Articles 9,10 and 11 described above and other terms and conditions set forth herein, the Lender will, on the drawdown date set forth in the drawdown notice, based on the amount of the Loan fund set forth therein, release the fund by remitting such amount to the account designated in the drawdown notice. Such release shall constitute the debt of the Borrower hereunder.
          Direct payment by the Borrower shall be used for any single payment of the Loan fund hereunder not exceeding RMB 10 Million (inclusive) (or other currency calculated by taking into account the mid-rate between such currency and RMB published by the People’s Bank of China on the drawdown date of the Borrower). Entrusted payment by the Lender shall be used for any single payment exceeding RMB 10 Million (inclusive) (or other currency calculated by taking into account the mid-rate between such currency and RMB published by the People’s Bank of China on the drawdown date of the Borrower).
          “Direct payment by the Borrower” set forth above shall mean the direct payment of the “Loan” fund by the Borrower to its counterpart in compliance with the purpose set forth in this Contract upon disbursement of the Loan fund by the Lender to the Borrower’s account pursuant to the drawdown notice.
          “Entrusted payment by the Lender” shall mean the payment of the Loan fund by the Lender through the Borrower’s account to the Borrower’s counterpart in compliance with the purpose set forth in this Contract, as instructed by the Borrower’s drawdown notice.
          The Borrower shall provide the records and materials in connection with the use of the Loan funds in a timely manner. In the course of the release and disbursement of the Loan, the Borrower shall not avoid entrusted payment by the Lender by breaking up the whole into parts in violation of the provision set forth above, otherwise, the Lender shall have the right to change the payment method to entrusted payment by the Lender for all Loan funds unreleased hereunder, or directly stop the release and disbursement of the Loan, and take other remedies for breach set forth herein.
          In the course of the release and disbursement of the Loan, upon occurrence of any of the following circumstances on the part of the Borrower, the Lender shall negotiate with the Borrower to set additional conditions for the release and disbursement of the Loan, or directly stop the release and disbursement of the Loan:
          1. downgrading of creditworthiness;
          2. decrease in profitability of main business;
          3. abnormal use of loan funds.
          Special provisions:

(None)
Chapter 4 Representations, Warranties and Covenants of the Borrower
          Article 13 The Borrower represents and warrants to the Lender as follows:
1.	It is an enterprise legal person duly established and validly existing in accordance with law with independent legal person status;

2.	It has full qualification and right to enter into and perform its obligations under this Contract;

3.	It has carefully read and fully understood and accepted the content of this Contract. It has voluntarily agreed to execute and perform this Contract, and all of its expressions of intent are true;

4.	The execution of this Contract and performance of its obligations hereunder by the Borrower do not conflict with any other agreement executed by it or its articles of association;

5.	The execution of this Contract by the Borrower has been authorized by all necessary corporate action. This Contract has been executed by the Borrower’s duly authorized representative and is binding on it.

6.	All documents, materials, statements and certificates provided by it to the Lender for the Loan hereunder are true, complete, accurate and valid;

7.	The Borrower has not concealed any of the following events:
(1)	Material violation by the Borrower of any law or regulation by or related to the Borrower, or any claim being contested against or related to the Borrower;

(2)	Material breach by the Borrower of any contract with any other creditor;

(3)	Material obligation borne by the Borrower or any mortgage or pledge provided to a third party by the Borrower;

(4)	Pending lawsuit or arbitration related to the Borrower;

(5)	Division, consolidation, merger, being merged, restructuring, reorganization or being reorganized to be a joint stock company, or any disposal of its title by way of leasing, contracting, association or trusteeship related to the Borrower; and

(6)	Any other event which may have an effect on the financial status of the Borrower and its debt repayment ability.
8.	The Borrower hereby confirms that it is fully aware that Beijing Branch of the Export-Import Bank of China has been authorized by the Lender to be responsible for the disbursement and recovery of, and all matters relating to the management of, the Loan. The Borrower and the Lender shall be bound directly by this Contract.

Special provisions:

(None)
          Article 14 The Borrower covenants and warrants to the Lender that it shall complete the following within the Term:
1.	it shall provide the Lender with the latest financial statements on a quarterly basis, and the audited financial statements of last year by the end of April of each year; upon demand by the Lender from time to time, it shall provide documents and materials such as reports and statements in relation to (including, but not limited to) its operation and financial condition, and shall be responsible for the truthfulness, accuracy and validity thereof;

2.	It shall submit to the Lender materials regarding the disbursement and use of the Loan funds hereunder, export of the Products and other relevant materials on a quarterly basis;

3.	It shall accept the credit investigation and supervision by the Lender and the Agent, such as loan disbursement management and post lending follow up management, and provide full assistance and cooperation;

4.	It will open a bank account with the Lender or a bank designated by the Lender for the receipt and payment of the funds for the Products (the “Designated Account”), and the funds in such account shall be used exclusively for such purpose; the Lender shall have the right to accelerate the maturity of the Loan in accordance with the Borrower’s actual situation of capital recovery;

5.	Prior to the full payment of any principal of and interest on the Loan and other sums payable hereunder, it shall obtain the Lender’s prior written consent before any decrease of its registered capital, change in material title, adjustment of its operation mode, including, but not limited to:
(i)	entering into any equity or cooperative joint venture contract with any foreign investor or any partner from Hong Kong, Macau or Taiwan;

(ii)	making investment or substantially increasing debt financing;

(iii)	close-down, suspension of production, production switch, division, consolidation, equity investment, merger or being merged;

(iv)	restructuring, reorganization or being reorganized to be a joint stock company;

(v)	any equity participation or investment in any joint stock company or limited liability company in the form of fixed assets (such as buildings, machines and equipment) or intangible assets (such as trademarks, patents, know-how and land use right);

(vi)	any disposal of its title by way of leasing, contracting, association or trusteeship.
6.	It shall obtain the Lender’s consent before providing any debt guarantee, mortgage, pledge or other form of security which would have an effect on the creditor’s right to payment of the Lender;

7.	In the event of any material adverse effect which could affect the ability to pay debts, it shall promptly notify the Lender;

8.	It shall handle the relevant settlement procedure hereunder with the bank designated by the Lender;

9.	It shall not distribute any dividend to its shareholders in any form in the event of any failure to pay any principal of or interest on the Loan or other sum payable hereunder when due;

10.	In the event that any event of default set forth in Chapter 8 of this Contract occurs or is likely to occur, it shall immediately notify the Lender within three (3) days after becoming aware of such occurrence or likely occurrence, and take reasonable and timely remedial actions against such event.

11.	The Borrower shall not change the purpose of the loan, nor use any fund of the Loan in any fixed asset or equity investment, or any production or operation field or purpose prohibited by the State.

Special provisions:

(None)
Chapter 5 Participation of Agent
          Article 15 In order to secure the exclusive use and punctual repayment of the Loan hereunder, the Lender entrusts Baoding Branch of the Industrial and Commercial Bank of China and Shijiazhuang Branch of China CITIC Bank to act as its agent under this Contract (the “Agent”). The Lender shall enter into an entrustment agreement (the “Entrustment Agreement”, Agreement No.: (2010) Jin Chu Yin (Jing Xin Dai) Zi No. Ji 006A and (2010) Jin Chu Yin (Jing Xin Dai) Zi No. Ji 006B with the Borrower and the Agent separately. The Borrower shall comply with and perform its obligations under this Contract, and shall also be bound by the Entrustment Agreement.
          Article 16 The Lender will entrust the Agent with the responsibilities of the disbursement of the Loan, supervision of the use of the Loan and prompt transfer of the export settlement funds of the Borrower to the Designated Account for repayment of the Loan to the Lender.
Chapter 6 Repayment of the Loan
          Article 17 The Borrower may repay the principal of the Loan hereunder in one or more installments in the original currency within the Term set forth herein; provided, however, that the Borrower shall repay the Loan in its entirety prior to the last bank business day (inclusive) of the Term.
          The portion of the Loan that has been repaid hereunder may be utilized in a recycling manner. The Borrower shall submit to the Lender a drawdown notice in the form of Exhibit I hereto and the relevant documents and materials required by the Lender in advance pursuant to Chapter 3 hereof, and may utilize the Loan in a recycling manner upon the Lender’s examination and approval. The Borrower shall repay the recycled Loan in its entirety prior to the last bank business day (inclusive) of the Term.
          Article 18 The Borrower hereby authorizes the Lender to transfer promptly by itself or through the Agent the export settlement funds of the Borrower to the Designated Account for repayment of the Loan; provided, however, that if the amount of such funds is not enough to repay the current principal, the Borrower shall have the obligation to make such payment from its own funds.
          Article 19 The Borrower shall be permitted to utilize the Loan in a recycling matter with a utilization term not less than three (3) months. If the Borrower makes any prepayment prior to the expiration of such utilization term, it shall submit an application in writing to the Lender ten (10) business days in advance and obtain the consent from the Lender. The Lender shall have the right to require the Borrower to pay a commitment fee for such prepayment. The calculation formula for the loan commitment fee in Renminbi shall be as follows: Commitment Fee=Amount of Prepayment×Days of Prepayment×0.05‰. The calculation formula for the loan commitment fee in foreign exchange shall be as follows: Commitment Fee=Amount of Prepayment×Days of Prepayment×1%/360. In the event that the Borrower fails to pay the commitment fee promptly as required by the Lender, it shall pay a penalty in accordance with the relevant formula.
          Article 20 In the event that the Borrower applies for an extension of the Loan, the Borrower shall submit to the Lender a written application for such extension and the relevant materials (including, but not limited to, the written confirmation of the guarantor for the extension of the Loan) at least thirty (30) business days prior to the maturity date of the Loan. Upon examination and approval by the Lender, the Borrower shall enter into an extension agreement for the Loan with the Lender separately.

          Article 21 The Borrower shall complete the relevant sections of the remittance certificate for repayment as required by the Lender (including, but not limited to, the contract number of this Contract).
Chapter 7 Events of Default and Handling
          Article 22 Any of the following events shall constitute an event of default under this Contract:
1.	The Borrower fails to pay any principal or interest when due and payable pursuant to provisions of this Contract;

2.	The Borrower fails to use the Loan for the purpose set forth herein or fails to pay the Loan funds in the manner set forth herein;

3.	The Borrower fails to draw the Loan as provided herein;

4.	The Borrower is in breach of the relevant provisions of the Entrustment Agreement with respect to the Borrower;

5.	Any representation or warranty made by the Borrower under this Contract or any representation or warranty made by the guarantor under the relevant guarantee contract proves to be incorrect or misleading;

6.	The Borrower or the guarantor is in breach of any covenant made in this Contract or the relevant guarantee contract;

7.	The Borrower or the guarantor is in material breach of any other contract to which it is a party;

8.	The operation or financial status of the Borrower or the guarantor materially deteriorates;

9.	Any collateral or pledge relating to the Loan hereunder depreciates or is destroyed or lost;

10.	No repayment arrangement or debt restructuring satisfactory to the Lender has been made in case of any merger, division or joint stock system reform of the Borrower or the guarantor;

11.	The Borrower or the guarantor is or becomes bankrupt, dissolved, closed down or cancelled;

12.	The Borrower fails to notify the Lender of the following events promptly:
(i)	any material change in the export of its Products or failure to realize its Products export plan in whole or in part;

(ii)	any amendment to its articles of association or any substantial change in its business activities;

(iii)	any material amendment to its accounting principles;

(iv)	any material change in the financial, economic or other status of it or any of its subsidiaries or its parent (including any litigation, arbitration or administrative proceeding involving the Borrower which may have a material adverse affect on its financial condition or its ability to perform its obligations in accordance with this Contract).
13.	The Borrower or the guarantor is breach of any other provision of this Contract or the guarantee contract.
          Article 23 The Lender shall determine whether or not an event of default described above has occurred and notify the Borrower thereof. Upon the occurrence of any event of default set forth above, the Lender shall be entitled to take one or more of the following actions:
(i)	request the Borrower to cure such breach within a set period of time;

(ii)	cancel the amount of the Loan unutilized by the Borrower;

(iii)	declare all outstanding Loan to be immediately due, and require the Borrower to immediately repay all outstanding principal of and interest on the Loan and other sums payable;

(iv)	require the Borrower to procure additional or replacement guarantee(s), collateral or pledge;

(v)	deduct directly any amount not paid by the Borrower when due hereunder (including, but not limited to, the principal of and interest on the Loan) from any account in any currency maintained by the Borrower with any branch in or out of China of the Agent or any other bank; or

(vi)	declare to exercise or realize any right under the relevant guarantee relating to the Loan.

Chapter 8 Amendment to Contract
          Article 24 Any amendment or supplement to any provision of this Contract shall be made in writing, and come into effect upon the joint execution and affixation of company chops by each of the Borrower and the Lender subject to the conditions agreed herein. Any amendment or supplement to this Contract shall constitute an integral part of this Contract.
          Article 25 If any provision of this Contract becomes invalid as a result of any change in any State law or regulation or any jurisdictional reason, the validity of the remaining provisions of this Contract shall not be affected. The parties shall cooperate with each other closely to modify the relevant provision of this Contract as soon as possible.
Chapter 9 Set-off, Transfer and Waiver
          Article 26 The Borrower shall pay the sum payable by it in full pursuant to the provisions of this Contract, without any set-off or counterclaim.
          Article 27 The Borrower may not transfer any of its rights or obligations under this Contract to any third party without the prior written consent of the Lender.
          Article 28 Any tolerance, extension, privilege or delay granted by the Lender to the Borrower in connection with the performance of the obligations hereunder shall not affect, jeopardize or restrict any right and interest of the Lender in accordance with this Contract, laws and regulations, and it shall neither be deemed as a waiver by the Lender of its rights and interests hereunder nor affect the performance by the Borrower of any of its obligations hereunder.
Chapter 10 Governing Law and Dispute Resolution
          Article 29 This Contract shall be governed by the laws of the People’s Republic of China.
          Article 30 Any dispute or controversy arising out of the performance of this Contract or in connection with this Contract shall be resolved by the parties through consultation. If no settlement can be reached through consultation, either party shall have the right to bring an action before a People’s Court of competent jurisdiction in Beijing in accordance with law. The parties hereby agree that any action arising out of or in connection with this Contract shall be brought in the People’s Court of Beijing of competent jurisdiction.

Chapter 11 Miscellaneous
          Article 31 The drawdown notice in the form of Exhibit I hereto and other exhibits as jointly confirmed by the parties shall constitute an integral part of this Contract with the same legal validity as this Contract.
          Article 32 Where the context admits, any party referred hereunder shall include their respective successors and permitted assigns.
          Article 33 Special provisions:
          In addition to the interest on the Loan set forth herein, a management fee representing 1.5% of the Loan amount shall be charged to the Borrower for the Loan. The total amount of the management fee shall be RMB30,000,000, and shall be paid on a quarterly basis with RMB3,750,000 for each quarter, to be paid by the Borrower to the Account by the 21st of each month. During the Term of the Loan, we have the right to reevaluate the credit rating of your company at any time (with no restriction on the sequence of such reevaluation). If the credit rating of your company determined by us cannot satisfy the guarantee-free credit facility conditions as then required by us, we shall be entitled to take any one or more of the following actions: (i) adjust or cancel your guarantee-free line of credit, (ii) request you to take additional guarantee measures acceptable to us, including, but not limited to, guarantee, mortgage, pledge; and (iii) declare all outstanding guarantee-free loans to be immediately due, and request the Borrower to immediately repay all outstanding principal of and interest on the guarantee-free loans and all other sums payable.
          Article 34 This Contract shall come into effect upon execution by the parties and affixation of company chops, and shall automatically become null and void upon repayment of all the principal of and interest on the Loan and other sums payable hereunder.
          Article 35 This Contract is made in two originals and two counterparts; the Lender and the Borrower each shall keep one original, and the Lender and the Agent each shall keep one counterpart.
Borrower: Baoding Tianwei Yingli New Energy Resources Co., Ltd. (Company Chop)
Legal Representative (Signature)
(or Authorized Representative)

Lender: The Export-Import Bank of China (Company Chop)
Legal Representative (Signature)
(or Authorized Representative)